Exhibit 99.1

Contact:
Jody Cain
LHA Investor Relations
310-691-7100
jcain@lhai.com

PDL BioPharma Reports 2020 Third Quarter Financial Results and Sets Date To File a Certificate of Dissolution

•Consummated critical monetization transactions during third quarter, including the sale of its Noden pharmaceutical business and of a basket of royalties to SWK Holdings. Also entered into a settlement agreement with Wellstat. Subsequently completed the spin-off of its medical device company, LENSAR, on October 1, 2020.
•As of September 30, 2020, prior to the spin-off of LENSAR, net assets in liquidation were $501.9 million. Net assets attributable to LENSAR on September 30, 2020 were $112.4 million.
•Plans to file a certificate of dissolution with the State of Delaware on January 4, 2021. PDL stock is expected to be delisted from Nasdaq after December 31, 2020.
•Intends to distribute its remaining assets to its stockholder after completion of the Safe Harbor Procedures under the Delaware General Corporate Law.

- Conference Call with Slides Begins at 4:30 p.m. Eastern Time Today -

INCLINE VILLAGE, Nev. (November 11, 2020) – PDL BioPharma, Inc. (“PDL” or “the Company”) (Nasdaq: PDLI) reports financial results for the three and nine months ended September 30, 2020 and provides an update on important milestones achieved in the execution of its monetization and liquidation plan.

“We have made tremendous progress in the execution of our asset monetization strategy,” commented PDL’s President and CEO Dominique Monnet. “We are in a strong position as we prepare to file for dissolution under Delaware state law, that our Board has determined will occur on January 4, 2021. Initiating the Delaware dissolution process at this time will enable us to accelerate the distribution of our remaining assets to our stockholders after completion of the Safe Harbor process. I would like to thank the PDL Board and team, our advisors and our LENSAR and Noden colleagues for what we have accomplished together since the beginning of this challenging year. I am grateful to our remaining team members for their continued focus on completing our liquidation process and maximizing its proceeds for the benefit of our stockholders.”

Third Quarter and Recent Accomplishments

•On August 12, 2020, PDL announced that it entered into a settlement agreement (the “Settlement Agreement”) with related entities of Defined Diagnostics, LLC (f/k/a Wellstat Diagnostics, LLC) ("Wellstat Diagnostics" and, together with such related entities, the "Wellstat Parties") resolving previously reported litigation relating to loans made to Wellstat Diagnostics by PDL. Under the terms of the Settlement Agreement, the Wellstat Parties paid an amount of $7.5 million upon the signing of the Settlement Agreement and are to pay either (1) $5.0 million by February 10, 2021 and $55.0 million by July 26, 2021; or (2) $67.5 million by July 26, 2021. If the Wellstat Parties fail to make payment in full by July 26, 2021, PDL shall be authorized to record and confess judgment against the Wellstat Parties for an amount of $92.5 million or such lesser amount as may be owed under the Settlement Agreement.
•On August 31, 2020, PDL completed the sale of Kybella®, Zalviso® and Coflex® royalties to SWK Holdings Corporation for $4.35 million in cash, approximately $3.9 million of which was received by PDL in the third quarter.

•On September 9, 2020, PDL completed the divestiture of its wholly owned subsidiaries Noden Pharma DAC and Noden Pharma USA (collectively "Noden") to Stanley Capital. The total value of the transaction will result in payments to PDL of up to $52.83 million in cash, $12.2 million of which was received in the third quarter.
•PDL received notices in the third quarter of 2020 to convert $11.2 million par value of its convertible notes due in December 2021, representing 81% of the remaining 2021 notes. After this conversion period, $3.6 million of the 2021 and 2024 convertible notes in aggregate will remain outstanding.
•On October 1, 2020, PDL completed the spin-off of all of its shares in its majority owned subsidiary LENSAR, Inc. (“LENSAR”) to PDL stockholders.

PDL intends to file a Certificate of Dissolution with the State of Delaware on January 4, 2021

In July 2020, PDL issued its proxy statement that requested approval by the stockholders of a Plan of Dissolution as the most efficient manner of winding up the Company’s business and distributing the proceeds of its liquidation process to the stockholders. At PDL’s 2020 Annual Meeting of Stockholders on August 19, 2020, PDL’s stockholders approved the Plan of Dissolution and authorized the PDL Board of Directors (“the Board”) to file a certificate of dissolution with the State of Delaware (the “Certificate of Dissolution”) upon its determination that such a filing is in the best interests of PDL stockholders. At its November 5, 2020 meeting, the Board resolved that the Certificate of Dissolution will be filed on January 4, 2021. Please refer to the Plan of Dissolution in PDL’s Proxy Statement for a detailed discussion of dissolution, but note the following:

•PDL will continue its existence for three years after filing the Certificate of Dissolution, or such longer period as the Delaware Court of Chancery may direct, for the purpose of prosecuting and defending suits, settling and closing its business, disposing of and conveying its property, discharging its liabilities and distributing to its stockholders any remaining assets.
•Before distributions are made to PDL’s stockholders, PDL will follow the Safe Harbor Procedures found in Sections 280 and 281(a) of the Delaware General Corporate Law (DGCL) to resolve current, contingent and likely unknown claims against the Company. Generally, the Safe Harbor Procedures reduce the potential liability of the Company’s stockholders and directors from future claims. Under the Safe Harbor Procedures, PDL will petition the Delaware Court of Chancery to determine the amount and form of security that will be set aside before distributions are made to PDL’s stockholders. Upon completion of the Safe Harbor Procedures, PDL will distribute its remaining assets to its stockholders. PDL does not anticipate making any distributions to stockholders before the Safe Harbor Procedures are completed.

PDL will engage with Nasdaq regarding the delisting of the Company’s common stock, which it expects will occur after market close on December 31, 2020. PDL does not anticipate transferring into OTC trading. The Company’s transfer books will close as of the filing of the certificate of dissolution, expected to occur on January 4, 2021 (the “Final Record Date”). After such time, the Company will not record any further transfers of its common stock, except pursuant to the provisions of a deceased stockholder’s will, intestate succession, or by operation of law, and PDL will not issue any new stock certificates, other than replacement certificates. In addition, after the Final Record Date, the Company will not issue any shares of its common stock upon exercise of outstanding stock options. As a result of the closing of PDL’s transfer books, it is anticipated that distributions, if any, made in connection with the Dissolution will be made pro rata to the same stockholders of record as the stockholders of record as of the Final Record Date, and it is anticipated that no further trading of the Company’s common stock will occur after the Final Record Date.

Presentation of Financial Position and Results of Operations

Liquidation Basis of Accounting

As a result of the approval by the Company’s stockholders on August 19, 2020 to pursue dissolution of the Company, PDL’s basis of accounting transitioned, effective September 1, 2020, from the going concern basis of accounting (“Going Concern Basis”) to the liquidation basis of accounting (“Liquidation Basis”) in accordance with U.S. Generally Accepted Accounting Principles. Under the Liquidation Basis, all assets are stated at their estimated liquidation value. Contractual liabilities under the Liquidation Basis are measured in accordance with applicable GAAP and all other liabilities, including costs associated with implementing the wind-down of the Company, are recorded at their estimated settlement amounts over the expected liquidation period.

Given the adoption of the Liquidation Basis on September 1, 2020, the results of operations for the three and nine months ended September 30, 2020 are not comparable to prior-year periods or with other interim periods in the current year presented under the Going Concern Basis primarily due to the differing accounting methods. See Table 1 for the results of operations for the two and eight months ended August 31, 2020 and for the three and nine months ended September 30, 2019 under the Going Concern Basis.

Under the Liquidation Basis, the values of the Company's assets and liabilities include management's estimate of income to be generated from the remaining assets until the anticipated date of sale, estimated sales proceeds, estimates for operating expenses and expected amounts required to settle liabilities. The estimated liquidation values for assets derived from future revenue streams and asset sales and the settlement of estimated liabilities are reflected on the Condensed Consolidated Statement of Net Assets in Liquidation in Table 2. The actual amounts realized could differ materially from the estimated amounts. The changes in net assets in liquidation are presented in a Condensed Consolidated Statement of Changes in Net Assets. See Table 3 for the changes from September 1, 2020, the date of adoption of Liquidation Basis, to September 30, 2020, the end of the third quarter.

Statement of Net Assets in Liquidation

•As of September 30, 2020, prior to the spin-off of LENSAR, net assets in liquidation were $501.9 million. Please see Table 2.
•Total assets as of September 30, 2020 were $615.1 million and consisted primarily of our remaining royalty assets, LENSAR’s assets prior to the spin-off, cash and cash equivalents, and a tax receivable reflecting the amounts expected to be refunded under the CARES Act.
•The CARES Act receivable as of September 30, 2020 is estimated to be $80.5 million and includes, in addition to the losses from operations, the ordinary losses incurred on the Noden transaction and the sale of the royalty assets.
•Total assets also included an Intangible Asset for LENSAR, which reflects the step up in the value of the entity to its enterprise value prior to its spin-off on October 1, 2020. Net assets attributable to LENSAR on September 30, 2020 were $112.4 million.
•Total liabilities as of September 30, 2020 were $113.2 million and consisted primarily of amounts accrued for an ongoing audit by the California Franchise Tax Board for the tax years 2009 through 2015, amounts owed under our convertible notes and amounts accrued for estimated operating expenses to be incurred through dissolution.
•The pro forma column in Table 2 presents the September 30, 2020, Condensed Consolidated Statement of Net Assets excluding LENSAR’s assets and liabilities. It also reflects an estimated $11.8 million reduction in the September 30, 2020 CARES Act receivable resulting from the inclusion in taxable income of the expected gain on the spin-off of LENSAR that will be recorded in the fourth quarter.

Other Financial Highlights

•Net cash received from all royalty rights for the first nine months of 2020 was $42.6 million, down 27% from $58.3 million for the prior-year nine-month period, primarily due to a decline in the net price of Glumetza year over year. See Table 4.
•Regarding royalty rights remaining after the SWK transaction, i.e., royalties on Glumetza and other combination products of metformin using Assertio's modified release technology as well as royalties on sales of Cerdelga, net cash received was $41.8 million first nine months of 2020 and $17.4 million for the three-months ended September 30, 2020.

Stock and Convertible Note Repurchase Program

•In January 2020, PDL began repurchasing shares of its common stock in the open market pursuant to a 10b5-1 program entered into in December 2019 following a $275 million repurchase plan approved by the Board. For the year-to-date 2020, the Company acquired 12.3 million shares of its common stock for $39.4 million, at an average cost of $3.20 per share, including commissions.
•For the year-to-date 2020 under this same repurchase plan, the Company also repurchased $15.9 million par value of convertible notes.
•In consideration of the impact and uncertainty introduced by the COVID-19 pandemic on the Company's monetization process, the Company discontinued its 10b5-1 program on May 31, 2020.
•Through September 30, 2020, the total amount spent of the $275 million Board authorized repurchase program, including the value of the Company’s stock issued in connection with the December 2019 convertible debt exchange, was $213.0 million.
•Pursuant to the stockholders’ approval on August 19, 2020 of a plan to dissolve the Company under Delaware state law, a fundamental change provision under PDL’s convertible note indentures was triggered that enabled bondholders to tender their bonds for cash settlement totaling the outstanding principal plus accrued interest or, alternatively, to exercise their conversion rights under the indentures. Both options expired near the end of September 2020. No bonds were tendered to PDL for payment, but bondholders holding $11.2 million par value of the 2021 convertible notes exercised their conversion rights. The Company intends to settle the conversion of these notes entirely with cash on hand, which will occur near the end of the fourth quarter of 2020.
•As of October 31, 2020, the Company had approximately 114.2 million shares of common stock outstanding.

Conference Call and Webcast

The Company also hosted an earnings call and webcast on November 11, 2020 during which the Company discussed its financial results for the third quarter ended September 30, 2020.

A telephone replay will be available for one week beginning approximately one hour after the completion of the call and can be accessed by dialing (877) 344-7529 from the U.S., (855) 669-9658 from Canada or (412) 317-0088 internationally. The replay passcode is 10149211.

To access the subsequently archived webcast of the conference call, go to the Investor Relations section of https://www.pdl.com/ and select “Events & Presentations.”

About PDL BioPharma, Inc.

Throughout its history, PDL's mission has been to improve the lives of patients by aiding in the successful development of innovative therapeutics and healthcare technologies. PDL BioPharma was founded in 1986 as Protein Design Labs, Inc. when it pioneered the humanization of monoclonal antibodies, enabling the discovery of a new generation of targeted treatments that have had a profound impact on patients living with different cancers as well as a variety of other debilitating diseases. In 2006, the Company changed its name to PDL BioPharma, Inc.

On August 19, 2020, PDL announced at the Company's 2020 Annual Meeting of Stockholders approval by stockholders for a Plan of Dissolution authorizing the Company to liquidate and dissolve the Company in accordance with the Plan of Dissolution. At its November 5, 2020 meeting, the Board resolved that the Certificate of Dissolution will be filed on January 4, 2021.
For more information please visit https://www.pdl.com/

NOTE: PDL, PDL BioPharma, the PDL logo and associated logos and the PDL BioPharma logo are trademarks or registered trademarks of, and are proprietary to, PDL BioPharma, Inc. which reserves all rights therein.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including as it relates to the Company’s Plan of Liquidation, dissolution and wind-down of operations. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company’s assets and business, including the implementation or success of the Company’s monetization strategy/Plan of Liquidation, are disclosed in the risk factors contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 11, 2020, in the Company's Quarterly Reports on Form 10-Q filed with the SEC on May 11, 2020 and August 10, 2020 and in the Company's Definitive Proxy Statement on Schedule 14A filed with the SEC on July 7, 2020. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

TABLE 1
PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(unaudited)
(In thousands, except per share amounts)

	Two Months Ended	Three Months Ended	Eight Months Ended	Nine Months Ended
	August 31,	September 30,	August 31,	September 30,
	2020	2019	2020	2019

	(Under Going Concern Basis of Accounting)
Revenues
Product revenue, net	$2,831	$5,856	$10,946	$15,860
Lease revenue	703	1,322	2,139	3,854
Service revenue	544	898	2,126	2,510
Royalties from Queen et al. patents	—	—	—	9
License and other	37	(45)	110	(48)
Total revenues	4,115	8,031	15,321	22,185
Operating expenses
Cost of product revenue (excluding intangible asset amortization)	1,127	4,765	6,626	13,494
Amortization of intangible assets	204	321	841	983
Severance and retention	2,400	—	24,713	—
General and administrative	7,224	10,062	29,695	27,067
Sales and marketing	835	1,545	3,322	4,980
Research and development	1,053	4,310	4,374	6,106
Total operating expenses	12,843	21,003	69,571	52,630
Operating loss from continuing operations	(8,728)	(12,972)	(54,250)	(30,445)
Non-operating expense, net
Interest and other income, net	26	1,460	608	4,984
Interest expense	(210)	(3,011)	(996)	(8,950)
Gain on sale of intangible assets	—	3,476	—	3,476
Loss on investment	(5,576)	—	(5,576)	—
Loss on extinguishment of convertible notes	—	(3,900)	(606)	(3,900)
Total non-operating expense, net	(5,760)	(1,975)	(6,570)	(4,390)
Loss from continuing operations before income taxes	(14,488)	(14,947)	(60,820)	(34,835)
Income tax benefit from continuing operations	(3,636)	(3,136)	(17,780)	(6,558)
Net loss from continuing operations	(10,852)	(11,811)	(43,040)	(28,277)
Income (loss) from discontinued operations before income taxes (including loss on classification as held for sale of zero and $28,904 for the two eight months ended August 31, 2020)	191	(4,962)	(57,921)	18,555
Income tax (benefit) expense of discontinued operations	(15,045)	1,193	(23,006)	6,141
Income (loss) from discontinued operations	15,236	(6,155)	(34,915)	12,414
Net income (loss)	4,384	(17,966)	(77,955)	(15,863)
Less: Net loss attributable to noncontrolling interests	(14)	(182)	(659)	(340)
Net income (loss) attributable to PDL’s shareholders	$4,398	$(17,784)	$(77,296)	$(15,523)

Net income (loss) per share - basic
Net loss from continuing operations	$(0.10)	$(0.10)	$(0.36)	$(0.23)
Net income (loss) from discontinued operations	0.14	(0.06)	(0.30)	0.10
Net income (loss) attributable to PDL’s shareholders	$0.04	$(0.16)	$(0.66)	$(0.13)
Net income (loss) per share - diluted
Net loss from continuing operations	$(0.10)	$(0.10)	$(0.36)	$(0.23)
Net income (loss) from discontinued operations	0.14	(0.06)	(0.30)	0.10
Net income (loss) attributable to PDL’s shareholders	$0.04	$(0.16)	$(0.66)	$(0.13)
Weighted-average shares outstanding
Basic	113,889	112,986	118,001	119,966
Diluted	113,889	112,986	118,001	119,966

TABLE 2
PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENT OF NET ASSETS AND
CONDENSED CONSOLIDATED STATEMENT OF NET ASSETS
EXCLUDING LENSAR'S ASSETS AND LIABILITIES
(Unaudited)
(In thousands)

		(Proforma)
	September 30,	September 30,
	2020	2020

	(Under Liquidation Basis of Accounting)
		(Excluding LENSAR)
Assets
Cash and cash equivalents	$125,736	$83,035
Accounts receivable	8,323	5,894
Receivables from asset sales	39,389	39,389
Notes receivable	53,070	52,081
Inventory	13,685	—
Royalty assets	227,738	227,738
Income tax receivable	88,778	76,949
Property and equipment	783	—
Equipment under lease	3,033	—
Intangible assets	42,113	—
Other assets	12,462	7,599
Total assets	$615,110	$492,685

Liabilities
Accounts payable	$3,639	$1,290
Accrued liabilities, LENSAR	7,678	—
Uncertain tax positions	34,942	34,942
Compensation and benefit costs	21,219	21,219
Lease guarantee	10,700	10,700
Costs to sell assets	5,007	5,007
Other accrued liquidation costs	14,770	14,770
Convertible notes payable	15,238	15,238
Total liabilities	$113,193	$103,166

Net assets in liquidation	$501,917	$389,519

TABLE 3
PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN NET ASSETS
(Unaudited)
(In thousands)

(Under Liquidation Basis of Accounting)

Net assets in liquidation, at September 1, 2020	$446,553

Changes in assets and liabilities in liquidation:
Decrease in liquidation value of royalty assets	(3,944)
Decrease in receivables from asset sales	(9,078)
Increase in liquidation value of notes receivable	7,460
Increase in other assets	1,768
Increase in income tax receivable	53,106
Decrease in estimated costs to sell assets	3,048
Decrease in uncertain tax positions	4,414
Increase in estimated liquidation costs	(413)
Increase in other liabilities	(997)
Total changes in net assets in liquidation	55,364

Net assets in liquidation, at September 30, 2020	$501,917

TABLE 4
PDL BIOPHARMA, INC.
CONDENSED ROYALTY ASSET DATA
(Unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
	Cash Royalties	Cash Royalties	Cash Royalties	Cash Royalties

Assertio	$15,205	$23,597	$35,222	$52,980
VB	137	254	612	748
U-M	2,219	1,574	6,573	4,212
AcelRx	38	80	194	241
KYBELLA	—	59	42	109
	$17,599	$25,564	$42,643	$58,290

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